                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                (Amendment No.2)

                                 Demegen, Inc.

                     ---------------------------------------
                                (Name of Issuer)


                                     COMMON

                        --------------------------------
                         (Title of Class of Securities)

                                  24804S 10 6
                             -----------------------
                                 (CUSIP Number)

                               December 31, 2001
                                 -------------

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b) (Qualified Investor)

[_] Rule 13d-1(c) (Passive Investor)

[X] Rule 13d-1(d) (Exempt Investor)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 1 of 29 pages

                                  SCHEDULE 13G

CUSIP No. 24804S 10 6

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               CEO Venture Fund III
               IRS Id. No.:  25-1802944

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [_]
                                                           (b) [X]

3.       SEC USE ONLY                                   Membership in any
                                                        group is disclaimed.

4.       CITIZENSHIP OR PLACE OF ORGANIZATION:  Pennsylvania

NUMBER              5. SOLE VOTING POWER                      10,685,000*
OF SHARES                                                   -------------
BENEFICIALLY        6. SHARED VOTING POWER                        0
OWNED                                                       -------------
BY EACH             7. SOLE DISPOSITIVE POWER                 10,685,000*
REPORTING                                                   -------------
PERSON              8. SHARED DISPOSITIVE POWER                   0
WITH                                                        -------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               10,685,000*
               -----------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES

               N/A

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               24.3%

12.      TYPE OF REPORTING PERSON (SEE INSTRUCTION)

               PN

* The amount beneficially owned includes, in the aggregate: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 600,000 shares of Common Stock; (3) warrants to purchase 5,565,556 shares of Common Stock; and (4) options to purchase 75,000 shares of Common Stock.

                                                             Page 2 of 29 pages

CUSIP No. 24804S 10 6

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Colker and Newlin Management Associates III
         IRS Id. No.:  25-1812983

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [_]
                                                       (b) [X]

3.   SEC USE ONLY                                  Membership in any
                                                   group is disclaimed.

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  Pennsylvania

NUMBER OF             5.  SOLE VOTING POWER                    0
SHARES                                                     -----------
BENEFICIALLY          6.  SHARED VOTING POWER              10,685,000*
OWNED BY                                                   -----------
EACH                  7.  SOLE DISPOSITIVE POWER               0
REPORTING                                                  -----------
PERSON                8.  SHARED DISPOSITIVE POWER         10,685,000*
WITH                                                       -----------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,685,000*
         -----------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         24.3%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTION)

         PN

* The amount beneficially owned includes, in the aggregate: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 600,000 shares of Common Stock; (3) warrants to purchase 5,565,556 shares of Common Stock; and (4) options to purchase 75,000 shares of Common Stock. The shares are directly held by CEO Venture Fund III, a limited partnership, of which the reporting person is the managing general partner. The reporting person disclaims beneficial ownership of such shares.

                                                              Page 3 of 29 pages

CUSIP No. 24804S 10 6

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         William R. Newlin

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [_]
                                                        (b) [X]

3.   SEC USE ONLY                                           Membership in any
                                                            group is disclaimed.

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:  USA

NUMBER OF             5.  SOLE VOTING POWER               100,000*
SHARES                                                    -------------
BENEFICIALLY          6.  SHARED VOTING POWER             10,685,000**
OWNED BY                                                  --------------
EACH                  7.  SOLE DISPOSITIVE POWER          100,000*
REPORTING                                                 --------------
PERSON                8.  SHARED DISPOSITIVE POWER        10,685,000**
WITH                                                      --------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,785,000**
         --------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         24.5%

12.  TYPE OF REPORTING PERSON  (SEE INSTRUCTION)

         IN

* Mr. Newlin is the direct beneficial owner of (1) 50,000 shares of Common Stock and (2) 50,000 shares of Common Stock issuable upon the conversion of a warrant.

** The amount beneficially owned includes, in the aggregate: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 650,000 shares of Common Stock, 50,000 shares of which are directly owned by Mr. Newlin; (3) warrants to purchase 5,615,556 shares of Common Stock, 50,000 shares of which are directly beneficially owned by Mr. Newlin; and (4) options to purchase 75,000 shares of Common Stock. 10,685,000 shares are directly held by CEO Venture Fund III, a limited partnership whose managing general partner is Colker and Newlin Management Associates III, of which Mr. Newlin is a general partner. Mr. Newlin disclaims beneficial ownership of such shares.

                                                              Page 4 of 29 pages

CUSIP No. 24804S 10 6

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James Colker

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [_]
                                                           (b) [X]

3.   SEC USE ONLY                                          Membership in any
                                                           group is disclaimed.

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  USA


NUMBER OF             5.  SOLE VOTING POWER                     100,000*
SHARES                                                          --------------
BENEFICIALLY          6.  SHARED VOTING POWER                   10,685,000**
OWNED BY                                                        --------------
EACH                  7.  SOLE DISPOSITIVE POWER                100,000*
REPORTING                                                       --------------
PERSON                8.  SHARED DISPOSITIVE POWER              10,685,000**
WITH                                                            --------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,785,000**
         ---------------


10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         24.5%

12.  TYPE OF REPORTING PERSON  (SEE INSTRUCTION)

         IN

* Mr. Colker is the direct beneficial owner of (1) 50,000 shares of Common Stock and (2) 50,000 shares of Common Stock issuable upon the conversion of a warrant.

** The amount beneficially owned includes, in the aggregate: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 650,000 shares of Common Stock, 50,000 shares of which are directly owned by Mr. Colker; (3) warrants to purchase 5,615,556 shares of Common Stock, 50,000 shares of which are directly beneficially owned by Mr. Colker; and (4) options to purchase 75,000 shares of Common Stock. 10,685,000 shares are directly held by CEO Venture Fund III, a limited partnership whose managing general partner is Colker and Newlin Management Associates III, of which Mr. Colker is a general partner. Mr. Colker disclaims beneficial ownership of such shares.

                                                              Page 5 of 29 pages

CUSIP No. 24804S 10 6

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Gary G. Glausser

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [_]
                                                       (b) [X]

3.   SEC USE ONLY                                           Membership in any
                                                            group is disclaimed.

4.CITIZENSHIP OR PLACE OF ORGANIZATION:  USA

NUMBER OF          5.  SOLE VOTING POWER                             0
SHARES                                                          --------------
BENEFICIALLY       6.  SHARED VOTING POWER                           0
OWNED BY                                                        --------------
EACH               7.  SOLE DISPOSITIVE POWER                        0
REPORTING                                                       --------------
PERSON             8.  SHARED DISPOSITIVE POWER                 10,685,000*
WITH                                                            --------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,685,000*
         ----------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         24.3%

12.  TYPE OF REPORTING PERSON  (SEE INSTRUCTION)

         IN

* The amount beneficially owned includes, in the aggregate: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 600,000 shares of Common Stock; (3) warrants to purchase 5,565,556 shares of Common Stock; and (4) options to purchase 75,000 shares of Common Stock. The shares are directly held by CEO Venture Fund III, a limited partnership whose managing general partner is Colker and Newlin Management Associates III. The reporting person disclaims beneficial ownership of such shares.

                                                              Page 6 of 29 pages

CUSIP No. 24804S 10 6

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Eugene R. Yost

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [_]
                                                      (b) [X]

3.   SEC USE ONLY                                          Membership in any
                                                           group is disclaimed.

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  USA

NUMBER OF           5.   SOLE VOTING POWER                           0
SHARES                                                         --------------
BENEFICIALLY        6.  SHARED VOTING POWER                          0
OWNED BY                                                       --------------
EACH                7.  SOLE DISPOSITIVE POWER                       0
REPORTING                                                      --------------
PERSON              8.  SHARED DISPOSITIVE POWER               10,685,000*
WITH                                                           --------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,685,000*
         ----------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         24.3%

12.  TYPE OF REPORTING PERSON  (SEE INSTRUCTION)

         IN

* The amount beneficially owned includes, in the aggregate: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 600,000 shares of Common Stock; (3) warrants to purchase 5,565,556 shares of Common Stock; and (4) options to purchase 75,000 shares of Common Stock. The shares are directly held by CEO Venture Fund III, a limited partnership whose managing general partner is Colker and Newlin Management Associates III. The reporting person disclaims beneficial ownership of such shares.

                                                              Page 7 of 29 pages

CUSIP No. 24804S 10 6

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Glen F. Chatfield

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [_]
                                                       (b) [X]

3.   SEC USE ONLY                                           Membership in any
                                                            group is disclaimed.

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  USA

NUMBER OF             5.  SOLE VOTING POWER                             0
SHARES                                                            --------------
BENEFICIALLY          6.  SHARED VOTING POWER                           0
OWNED BY                                                          --------------
EACH                  7.  SOLE DISPOSITIVE POWER                        0
REPORTING                                                         --------------
PERSON                8.  SHARED DISPOSITIVE POWER                10,685,000*
WITH                                                              --------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,685,000*
         ----------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         24.3%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTION)

         IN

* The amount beneficially owned includes, in the aggregate: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 600,000 shares of Common Stock; (3) warrants to purchase 5,565,556 shares of Common Stock; and (4) options to purchase 75,000 shares of Common Stock. The shares are directly held by CEO Venture Fund III, a limited partnership whose managing general partner is Colker and Newlin Management Associates III. The reporting person disclaims beneficial ownership of such shares.

                                                              Page 8 of 29 pages

CUSIP No. 24804S 10 6

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Ned J. Renzi

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [_]
                                                       (b) [X]

3.   SEC USE ONLY                                           Membership in any
                                                            group is disclaimed.

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  USA

NUMBER OF             5.  SOLE VOTING POWER                         0
SHARES                                                        --------------
BENEFICIALLY          6.  SHARED VOTING POWER                       0
OWNED BY                                                      --------------
EACH                  7.  SOLE DISPOSITIVE POWER                    0
REPORTING                                                     --------------
PERSON                8.  SHARED DISPOSITIVE POWER            10,685,000*
WITH                                                          --------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,685,000*
         ----------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         24.3%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTION)

         IN

* The amount beneficially owned includes, in the aggregate: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 600,000 shares of Common Stock; (3) warrants to purchase 5,565,556 shares of Common Stock; and (4) options to purchase 75,000 shares of Common Stock. The shares are directly held by CEO Venture Fund III, a limited partnership whose managing general partner is Colker and Newlin Management Associates III. The reporting person disclaims beneficial ownership of such shares.

                                                              Page 9 of 29 pages

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Item 1(a).  Name of issuer:

               Demegen, Inc.

Item 1(b).  Address of issuer's principal executive offices:

               1051 Brinton Road
               Pittsburgh, PA  15221

Item 2(a).  Name of person filing:

               CEO Venture Fund III

Item 2(b).  Address of principal business office:

               c/o CEO Venture Fund
               Suite 160
               2000 Technology Drive
               Pittsburgh, PA  15219

Item 2(c).  Citizenship or Place of Organization: Pennsylvania

Item 2(d).  Title of class of securities: COMMON

Item 2(e).  CUSIP No.: 24804S 10 6

Item 3. If this statement is being filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing this is a ... N/A

Item 4.     Ownership

Item 4(a).  Amount beneficially owned:    10,685,000*
                                          -----------

* The amount beneficially owned includes, in the aggregate: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 600,000 shares of Common Stock; (3) warrants to purchase 5,565,556 shares of Common Stock; and (4) options to purchase 75,000 shares of Common Stock.

Item 4(b).  Percent of class:  24.3%

Item 4(c).  Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:                        10,685,000
                                                                                ------------------
            (ii)  shared power to vote or to direct the vote:                              -0-
                                                                                ------------------
            (iii) sole power to dispose or to direct the disposition of:           10,685,000
                                                                                ------------------
            (iv)  shared power to dispose or to direct the disposition of:                 -0-
                                                                                ------------------

                                                             Page 10 of 29 pages

Item 5.  Ownership of 5 percent or less of a class: N/A

Item 6.  Ownership of more than 5 percent on behalf of another person: N/A

Item 7. Identification and classification of subsidiary which acquired the security being reported on by the parent holding company or control person: N/A

Item 8.  Identification and classification of members of the group: N/A

Item 9.  Notice of dissolution of the group: N/A

Item 10. Certifications: N/A

         Materials to be Filed as Exhibits

         ---------------------------------------

         Exhibit 1 Agreement between the reporting persons with respect to the filing of this Amendment No. 2 to the Schedule 13G.

                                                             Page 11 of 29 pages

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Item 1(a).  Name of issuer:

         Demegen, Inc.

Item 1(b).  Address of issuer's principal executive offices:

         1051 Brinton Road
         Pittsburgh, PA  15221

Item 2(a).  Name of person filing:

         Colker and Newlin Management Associates III

Item 2(b).  Address of principal business office:

         c/o CEO Venture Fund
         Suite 160
         2000 Technology Drive
         Pittsburgh, PA  15219

Item 2(c).   Place of Organization: Pennsylvania

Item 2(d).  Title of class of securities: COMMON

Item 2(e).  CUSIP No.: 24804S 10 6

Item 3.  If this statement is being filed pursuant to Rule 13d-1(b) or 13d-2(b)
         or (c), check whether the person filing is a ....  N/A

Item 4.  Ownership

Item 4(a).  Amount beneficially owned:       10,685,000*
                                             ----------

* The amount beneficially owned includes, in the aggregate: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 600,000 shares of Common Stock; (3) warrants to purchase 5,565,556 shares of Common Stock; and (4) options to purchase 75,000 shares of Common Stock. The shares are directly held by CEO Venture Fund III, a limited partnership, of which the reporting person is a managing general partner. The reporting person disclaims beneficial ownership of such shares.

Item 4(b).  Percent of class:  24.3%

Item 4(c).  Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote:              -0-
                                                                   ----------
            (ii)  shared power to vote or to direct the vote:      10,685,000
                                                                   ----------
            (iii) sole power to dispose or to direct the
                  disposition of:                                      -0-
                                                                   ----------

                                                             Page 12 of 29 pages

            (iv)  shared power to dispose or to direct the
                  disposition of:                                  10,685,000
                                                                   ----------

Item 5.  Ownership of 5 percent or less of a class:  N/A

Item 6.  Ownership of more than 5 percent on behalf of another person:  N/A

Item 7. Identification and classification of subsidiary which acquired the security being reported on by the parent holding company or control person: N/A

Item 8.  Identification and classification of members of the group:  N/A

Item 9.  Notice of dissolution of the group:  N/A

Item 10. Certifications:  N/A

         Materials to be Filed as Exhibits
         ---------------------------------

         Exhibit 1 Agreement between the reporting persons with respect to the filing of this Amendment No. 2 to the
                     Schedule 13G.

                                                             Page 13 of 29 pages

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Item 1(a).  Name of issuer:

         Demegen, Inc.

Item 1(b).  Address of issuer's principal executive offices:

         1051 Brinton Road
         Pittsburgh, PA  15221

Item 2(a).  Name of person filing:

         William R. Newlin

Item 2(b).  Address of principal business office:

         c/o CEO Venture Fund
         Suite 160
         2000 Technology Drive
         Pittsburgh, PA  15219

Item 2(c).  Citizenship:  USA

Item 2(d).  Title of class of securities:   COMMON

Item 2(e).  CUSIP No.: 24804S 10 6

Item 3.  If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
         (c), check whether person filing is a . . N/A

Item 4.  Ownership

Item 4(a).  Amount beneficially owned:      10,785,000*
                                            -----------

* The amount beneficially owned includes, in the aggregate: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 650,000 shares of Common Stock, 50,000 shares of which are directly owned by Mr. Newlin; (3) warrants to purchase 5,615,556 shares of Common Stock, 50,000 shares of which are directly beneficially owned by Mr. Newlin; and (4) options to purchase 75,000 shares of Common Stock. 10,685,000 shares are directly held by CEO Venture Fund III, a limited partnership whose managing general partner is Colker and Newlin Management Associates III, of which Mr. Newlin is a general partner. The reporting person disclaims beneficial ownership of such shares.

Item 4(b).  Percent of class:  24.5%

                                                            Page 14 of 29 pages

Item 4(c). Number of shares as to which such person has:
           (i) sole power to vote or to direct the vote:                          100,000
                                                                                -------------
           (ii)  shared power to vote or to direct the vote:                     10,685,000
                                                                                -------------
           (iii) sole power to dispose or to direct the disposition of:           100,000
                                                                                -------------
           (iv)  shared power to dispose or to direct the disposition of:        10,685,000
                                                                                -------------

Item 5.  Ownership of 5 percent or less of a class:   N/A

Item 6.  Ownership of more than 5 percent on behalf of another person:    N/A

Item 7. Identification and classification of subsidiary which acquired the security being reported on by the parent holding company or control person: N/A

Item 8.  Identification and classification of members of the group:  N/A

Item 9.  Notice of dissolution of the group:  N/A

Item 10. Certifications:  N/A

         Materials to be Filed as Exhibits
         ---------------------------------------

         Exhibit 1 Agreement between the reporting persons with respect to the filing of this Amendment No. 2 to the
                           Schedule 13G.

                                                             Page 15 0f 29 pages


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Item 1(a).    Name of issuer:

           Demegen, Inc.

Item 1(b).    Address of issuer's principal executive offices:

           1051 Brinton Road
           Pittsburgh, PA  15221

Item 2(a).    Name of person filing:

           James Colker

Item 2(b).    Address of principal business office:

           c/o CEO Venture Fund
           Suite 160
           2000 Technology Drive
           Pittsburgh, PA  15219

Item 2(c).    Citizenship:  USA

Item 2(d).    Title of class of securities:    COMMON

Item 2(e).    CUSIP No.: 24804S 10 6

Item 3.    If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
           (c), check whether the person filing is a .... N/A

Item 4.    Ownership

Item 4(a).    Amount beneficially owned:      10,785,000*
                                             --------------

* The amount beneficially owned includes, in the aggregate: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 650,000 shares of Common Stock, 50,000 shares of which are directly owned by Mr. Colker; (3) warrants to purchase 5,615,556 shares of Common Stock, 50,000 shares of which are directly beneficially owned by Mr. Colker; and (4) options to purchase 75,000 shares of Common Stock. 10,685,000 shares are directly held by CEO Venture Fund III, a limited partnership whose managing general partner is Colker and Newlin Management Associates III, of which Mr. Colker is a general partner. The reporting person disclaims beneficial ownership of such shares.

Item 4(b).    Percent of class:  24.5%

                                                             Page 16 of 29 pages

Item 4(c).    Number of shares as to which such person has:

              (i) sole power to vote or to direct the vote:         100,000
                                                                  -----------
              (ii) shared power to vote or to direct the vote:     10,685,000
                                                                  -----------
              (iii) sole power to dispose or to direct the
                    disposition of:                                 100,000
                                                                  -----------
              (iv) shared power to dispose or to direct the
                   disposition of:                                 10,685,000
                                                                  -----------

Item 5.   Ownership of 5 percent or less of a class: N/A

Item 6.   Ownership of more than 5 percent on behalf of another person: N/A

Item 7. Identification and classification of subsidiary which acquired the security being reported on by the parent holding company or control person: N/A

Item 8.   Identification and classification of members of the group:  N/A

Item 9.   Notice of dissolution of the group:  N/A

Item 10.  Certifications:  N/A

          Materials to be Filed as Exhibits
          ---------------------------------

          Exhibit 1 Agreement between the reporting persons with respect to the filing of this Amendment No. 2 to the Schedule 13G.

                                                             Page 17 of 29 pages

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Item 1(a).  Name of issuer:

         Demegen, Inc.

Item 1(b).  Address of issuer's principal executive offices:

         1051 Brinton Road
         Pittsburgh, PA  15221

Item 2(a).  Name of person filing:

         Gary G. Glausser

Item 2(b).  Address of principal business office:

         c/o CEO Venture Fund
         Suite 160
         2000 Technology Drive
         Pittsburgh, PA  15219

Item 2(c).  Citizenship:  USA

Item 2(d).  Title of class of securities:  COMMON

Item 2(e).  CUSIP No.: 24804S 10 6

Item 3.  If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
         (c), check whether person filing is ...   N/A

Item 4.  Ownership

Item 4(a).  Amount beneficially owned:      10,685,000*
                                            ------------

* The amount beneficially owned includes, in the aggregate: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 600,000 shares of Common Stock; (3) warrants to purchase 5,565,556 shares of Common Stock; and (4) options to purchase 75,000 shares of Common Stock. The shares are directly held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III. The reporting person disclaims beneficial ownership of such shares.

Item 4(b).  Percent of class:  24.3%

                                                             Page 18 of 29 pages

Item 4(c). Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote:               0
                                                                  --------------
           (ii) shared power to vote or to direct the vote:            0
                                                                  --------------
           (iii) sole power to dispose or to direct the
                 disposition of:                                       0
                                                                  --------------
           (iv) shared power to dispose or to direct the
                disposition of:                                   10,685,000
                                                                  --------------

Item 5.  Ownership of 5 percent or less of a class:  N/A

Item 6.  Ownership of more than 5 percent on behalf of another person:  N/A

Item 7. Identification and classification of subsidiary which acquired the security being reported on by the parent holding company or control person: N/A

Item 8.  Identification and classification of members of the group:  N/A

Item 9.  Notice of dissolution of the group:  N/A

Item 10. Certifications:  N/A

         Materials to be Filed as Exhibits
         ---------------------------------

         Exhibit 1 Agreement between the reporting persons with respect to the filing of this Amendment No. 2 to the Schedule 13G.

                                                            Page 19 of 29 pages

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Item 1(a).  Name of issuer:

         Demegen, Inc.

Item 1(b).  Address of issuer's principal executive offices:

         1051 Brinton Road
         Pittsburgh, PA  15221

Item 2(a).  Name of person filing:

         Eugene R. Yost

Item 2(b).  Address of principal business office:

         c/o CEO Venture Fund
         Suite 160
         2000 Technology Drive
         Pittsburgh, PA  15219

Item 2(c).  Citizenship:  USA

Item 2(d).  Title of class of securities:  COMMON

Item 2(e).  CUSIP No.: 24804S 10 6

Item 3.  If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
         (c), check whether person filing is .... N/A

Item 4.  Ownership

Item 4(a).  Amount beneficially owned:      10,685,000*
                                            -----------

* The amount beneficially owned includes, in the aggregate: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 600,000 shares of Common Stock; (3) warrants to purchase 5,565,556 shares of Common Stock; and (4) options to purchase 75,000 shares of Common Stock. The shares are directly held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III. The reporting person disclaims beneficial ownership of such shares.

Item 4(b).  Percent of class:  24.3%
                                                             page 20 of 29 pages

Item 4(c). Number of shares as to which such person has:
           (i) sole power to vote or to direct the vote:                               0
                                                                                ----------------
           (ii) shared power to vote or to direct the vote:                            0
                                                                                ----------------
           (iii) sole power to dispose or to direct the disposition of:                0
                                                                                ----------------
           (iv) shared power to dispose or to direct the disposition of:           10,685,000
                                                                                ----------------

Item 5.  Ownership of 5 percent or less of a class:  N/A

Item 6.  Ownership of more than 5 percent on behalf of another person:  N/A

Item 7. Identification and classification of subsidiary which acquired the security being reported on by the parent holding company or control person: N/A

Item 8.  Identification and classification of members of the group:  N/A

Item 9.  Notice of dissolution of the group:  N/A

Item 10. Certifications:  N/A

         Materials to be Filed as Exhibits
         ---------------------------------

         Exhibit 1 Agreement between the reporting persons with respect to the filing of this Amendment No. 2 to the
                           Schedule 13G.

                                                             Page 21 of 29 pages

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Item 1(a).  Name of issuer:

         Demegen, Inc.

Item 1(b).  Address of issuer's principal executive offices:

         1051 Brinton Road
         Pittsburgh, PA  15221

Item 2(a).  Name of person filing:

         Glen F. Chatfield

Item 2(b).  Address of principal business office:

         c/o CEO Venture Fund
         Suite 160
         2000 Technology Drive
         Pittsburgh, PA  15219

Item 2(c).  Citizenship:  USA

Item 2(d).  Title of class of securities:   COMMON

Item 2(e).  CUSIP No.: 24804S 10 6

Item 3.  If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
         (c), check whether person filing is ....  N/A

Item 4.  Ownership

Item 4(a).  Amount beneficially owned:      10,685,000*
                                            -----------

* The amount beneficially owned includes, in the aggregate: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 600,000 shares of Common Stock; (3) warrants to purchase 5,565,556 shares of Common Stock; and (4) options to purchase 75,000 shares of Common Stock. The shares are directly held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III. The reporting person disclaims beneficial ownership of such shares.

Item 4(b).  Percent of class:  24.3%

Item 4(c). Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote:             0
                                                                ------------
           (ii) shared power to vote or to direct the vote:          0
                                                                ------------
           (iii) sole power to dispose or to direct the
                 disposition of:                                     0
                                                                ------------
           (iv) shared power to dispose or to direct the
                disposition of:                                 10,685,000
                                                                ------------

Item 5.  Ownership of 5 percent or less of a class:  N/A

Item 6.  Ownership of more than 5 percent on behalf of another person:  N/A

Item 7. Identification and classification of subsidiary which acquired the security being reported on by the parent holding company or control person: N/A

Item 8.  Identification and classification of members of the group:  N/A

Item 9.  Notice of dissolution of the group:  N/A

Item 10. Certifications:  N/A

         Materials to be Filed as Exhibits
         ---------------------------------

         Exhibit 1 Agreement between the reporting persons with respect to the filing of this Amendment No. 2 to the Schedule 13G.

                                                             Page 23 of 29 pages

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Item 1(a).  Name of issuer:

         Demegen, Inc.

Item 1(b).  Address of issuer's principal executive offices:

         1051 Brinton Road
         Pittsburgh, PA  15221

Item 2(a).  Name of person filing:

         Ned J. Renzi

Item 2(b).  Address of principal business office:

         c/o CEO Venture Fund
         Suite 160
         2000 Technology Drive
         Pittsburgh, PA  15219

Item 2(c).  Citizenship: USA

Item 2(d).  Title of class of securities: COMMON

Item 2(e).  CUSIP No.: 24804S 10 6

Item 3.  If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
         (c), check whether person filing is .... N/A

Item 4.  Ownership

Item 4(a).  Amount beneficially owned:  10,685,000*
                                        -----------

* The amount beneficially owned includes, in the aggregate: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) 600,000 shares of Common Stock; (3) warrants to purchase 5,565,556 shares of Common Stock; and (4) options to purchase 75,000 shares of Common Stock. The shares are directly held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III. The reporting person disclaims beneficial ownership of such shares.

Item 4(b).  Percent of class:  24.3%

                                                             Page 24 of 29 pages


Item 4(c). Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote:             0
                                                               ----------------
           (ii) shared power to vote or to direct the vote:          0
                                                               ----------------
           (iii) sole power to dispose or to direct the
                 disposition of:                                     0
                                                               ----------------
           (iv) shared power to dispose or to direct the
                disposition of:                                  10,685,000
                                                               ----------------

Item 5.  Ownership of 5 percent or less of a class:  N/A

Item 6.  Ownership of more than 5 percent on behalf of another person:  N/A

Item 7. Identification and classification of subsidiary which acquired the security being reported on by the parent holding company or control person: N/A

Item 8.  Identification and classification of members of the group:  N/A

Item 9.  Notice of dissolution of the group:  N/A

Item 10. Certifications:  N/A

         Materials to be Filed as Exhibits
         ---------------------------------

         Exhibit 1 Agreement between the reporting persons with respect to the filing of this Amendment No. 2 to the Schedule 13G.

                                                             Page 25 of 29 pages


                                    SIGNATURE

                                    ---------

         After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                           CEO VENTURE FUND III

Date:  February 13, 2002                   By:  COLKER AND NEWLIN
                                                MANAGEMENT ASSOCIATES III,
                                                GENERAL PARTNER


                                                By: /s/ James Colker
                                                   --------------------------
                                                     James Colker
                                                     Managing General Partner


                                                COLKER AND NEWLIN
                                                MANAGEMENT ASSOCIATES III


Date:  February 13, 2002                        By: /s/ James Colker
                                                   --------------------------
                                                     James Colker
                                                     Managing General Partner

                                                WILLIAM R. NEWLIN

Date:  February 13, 2002                          /s/ William R. Newlin
                                                -----------------------------
                                                William R. Newlin

                                                JAMES COLKER

Date:  February 13, 2002                          /s/ James Colker
                                                -----------------------------
                                                James Colker

                                                             Page 26 of 29 pages


                                                GARY G. GLAUSSER

Date:  February 13, 2002                         /s/ Gary G. Glausser
                                                -----------------------------
                                                Gary G. Glausser


                                                EUGENE R. YOST

Date:  February 12, 2002                         /s/ Eugene R. Yost
                                                -----------------------------
                                                Eugene R. Yost


                                                GLEN F. CHATFIELD

Date:  February 12, 2002                         /s/ Glen F. Chatfield
                                                -----------------------------
                                                Glen F. Chatfield


                                                NED J. RENZI

Date:  February 13, 2002                         /s/ Ned J. Renzi
                                                -----------------------------
                                                Ned J. Renzi

                                                             Page 27 of 29 pages


                                  EXHIBIT INDEX
                                  -------------

EXHIBIT NO.       DESCRIPTION                                             PAGE
-------------     ------------                                            ----

     1 Agreement between the Reporting Persons with respect to 28 the filing of this Amendment No. 2 to the Schedule 13G

                                                             Page 28 of 29 pages

                                    EXHIBIT 1
                                    ---------

     We, the undersigned, hereby express our agreement that the attached Amendment No. 2 to the Schedule 13G is filed on behalf of each of the undersigned.

                                          CEO VENTURE FUND III

Date:  February 13, 2002                  By:  COLKER AND NEWLIN
                                               MANAGEMENT ASSOCIATES III,
                                               GENERAL PARTNER


                                               By: /s/ James Colker
                                                  ------------------------------
                                                   James Colker
                                                   Managing General Partner


                                               COLKER AND NEWLIN
                                               MANAGEMENT ASSOCIATES III


Date:  February 13, 2002                       By: /s/ James Colker
                                                  ------------------------------
                                                   James Colker
                                                   Managing General Partner

                                               WILLIAM R. NEWLIN

Date:  February 13, 2002
                                                   /s/ William R. Newlin
                                               ---------------------------------
                                               William R. Newlin

                                               JAMES COLKER

Date:  February 13, 2002
                                                   /s/ James Colker
                                               ---------------------------------
                                               James Colker

                                                             Page 29 of 29 pages

                                               GARY G. GLAUSSER

Date:    February 13, 2002
                                               /s/ Gary G. Glausser
                                               -----------------------------
                                               Gary G. Glausser


                                               EUGENE R. YOST

Date:    February 12, 2002
                                               /s/ Eugene R. Yost
                                               -----------------------------
                                               Eugene R. Yost


                                               GLEN F. CHATFIELD

Date:    February 12, 2002
                                               /s/ Glen F. Chatfield
                                               -----------------------------
                                               Glen F. Chatfield


                                               NED J. RENZI


Date:    February 13, 2002
                                               /s/ Ned J. Renzi
                                               -----------------------------
                                               Ned J. Renzi